Exhibit 99.1

Lpath to Present Trial-in-Progress Poster at ASCO Describing the ASONEP Phase 2 Clinical Trial in RCC Patients

Lpath will also host an investor call and webcast on Wednesday, June 4, 2014 at 4:30 p.m. EDT to provide updates on ASONEP, iSONEP and other product candidates

SAN DIEGO, June 2, 2014: Lpath, Inc. (NASDAQ: LPTN), the industry leader in bioactive lipid-targeted therapeutics, will present a Trial-in-Progress poster at the American Society of Clinical Oncology (ASCO) meeting in Chicago. The poster, “A Multi-Center, Open Label, Single-Arm, Phase 2 Study of the S1P Inhibitor Sonepcizumab (ASONEP) in Patients with Previously Treated Metastatic Renal Cell Carcinoma (mRCC),” will be presented today between 1:15 p.m. and 5:00 p.m. CDT in the genitourinary (non-prostate) cancer session. The primary author is Rupal Bhatt, M.D., Ph.D. from Beth Israel Deaconess Medical Center in Boston.

The ongoing proof-of-concept Phase 2 trial follows the successful completion of the ASONEP™ Phase 1 safety study, conducted in subjects with solid tumors, which showed that ASONEP was well tolerated across all doses, including the highest dose of 24 mg/kg.

ASONEP is a humanized antibody that binds to and neutralizes sphingosine-1-phosphate (S1P). S1P is a bioactive lipid that has been shown to contribute to progression of several cancer types. Many scientific publications have concluded that S1P is a tumorigenic and angiogenic bioactive lipid that cancer cells use to escape therapy. In collaboration with Dr. Bhatt, Lpath demonstrated that levels of S1P are upregulated in blood of subjects with mRCC. Moreover, Dr. Bhatt demonstrated efficacy of Lpath’s anti-S1P antibodies in mice with human RCC tumors after they failed treatment with Sutent, a market-leading anti-VEGF agent.

The Phase 1 and Phase 2a clinical trials of ASONEP are partially funded by a $3.0 million grant from the National Cancer Institute (NCI) under its Small Business Innovation Research (SBIR) Program.

Lpath will also hold an investor-update webcast and conference call on Wednesday, June 4, 2014 beginning at 4:30 p.m. EDT/1:30 p.m. PDT. To listen to the live webcast please visit the “Investor Calendar of Events” section of Lpath’s corporate website at www.Lpath.com.  A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (877) 870-4263 (domestic callers) or (412) 317-0790 (international callers). A telephone replay will be available afterwards by dialing (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) using conference ID number 10047512.

About Lpath
San Diego-based Lpath, Inc. (NASDAQ: LPTN), an antibody-platform company, is the category leader in lipid-targeted therapeutics. The company’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed four drug candidates, two of which—iSONEP™ for wet AMD and ASONEP™ for cancer—are currently being investigated in Phase 2 trials. The other candidates are an anti-lysophosphatidic acid antibody, LpathomabTM, which is expected to enter the clinic in 2015 for neuropathic pain and neurotrauma, and an anti-leukotriene antibody, AltepanTM, which is being studied in models of respiratory disease. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that any statements in this press release and made during the webcast and conference call that are not a description of historical facts are forward-looking statements. These include statements regarding: the potential benefits and therapeutic uses of the Company’s drug candidates; the Company’s ability to successfully complete its existing and any future preclinical studies, development activities and clinical trials for its drug candidates; the Company’s ability to obtain the required regulatory approvals for any of its drug candidates; and the Company’s ability to complete additional discovery and development activities for drug candidates utilizing its proprietary ImmuneY2 drug discovery process. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the outcome of the Company’s earlier Phase 1 clinical trials for its drug candidates may not be predictive of the results for the ongoing Phase 2 clinical trials; the final results of the Company’s current Phase 2 clinical trials and any other future clinical trials for  its drug candidates may not be favorable and the Company may never receive regulatory approval for any of its drug candidates; the Company may not be able to secure the funds necessary to support its clinical trial and product development plans; and the Company may not be successful in maintaining its commercial relationship with Pfizer Inc. (or any third party who may acquire Pfizer’s rights). More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release or the information disclosed during the webcast and conference call to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

COMPANY CONTACT:	IR CONTACT:
Scott R. Pancoast	Westwicke Partners, LLC
President and CEO	Robert H. Uhl
Lpath, Inc.	Managing Director
858-926-3200	858-356-5932
spancoast@lpath.com	robert.uhl@westwicke.com

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